                                                                  (Annex A)
                                                                 EXHIBIT II

      UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT DATED AS OF JULY 20, 1993, AMONG VENCOR, INCORPORATED AND NATIONAL CITY BANK, AS RIGHTS AGENT (THE "RIGHTS AGREEMENT"), AS THE SAME MAY BE AMENDED FROM TIME TO TIME, RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY A PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (OTHER THAN PURSUANT TO A PERMITTED OFFER) OR AN ASSOCIATE OR AFFILIATE OF SUCH ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR, UNDER CERTAIN CIRCUMSTANCES, TRANSFEREES THEREOF, WILL BECOME NULL AND VOID AS PROVIDED IN SECTIONS 7(e) AND 11(a)(ii) OF THE RIGHTS AGREEMENT AND THEREAFTER MAY NOT BE TRANSFERRED TO ANY PERSON.


                       SUMMARY OF RIGHTS TO PURCHASE
                   SERIES A PARTICIPATING PREFERRED STOCK


      On July 20, 1993, the Board of Directors of Vencor, Incorporated, a Delaware corporation, now known as Vencor, Inc. (the "Company") declared a dividend of one Preferred Stock Purchase Right (the "Right") for each outstanding share of Common Stock ("Common Stock"), of the Company. The dividend is payable to holders of record of Common Stock at the close of business on August 1, 1993 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock of the Company ("Preferred Stock") at a Purchase Price of $110. The terms and conditions of the Rights are contained in a Rights Agreement dated as of July 20, 1993 between the Company and National City Bank, as Rights Agent (the "Rights Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement, as amended.

      As discussed below, initially the Rights will not be exercisable, certificates for the Rights will not be issued, and the Rights will automatically trade with the Common Stock.

      Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding and no separate Rights certificates will be distributed. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of Vencor (which approval is prohibited under certain circumstances as described below), a person or group of Affiliated or Associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire Beneficial Ownership of securities having 15% or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Board of Directors of the Company) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the Common Stock certificates. Until the Rights Distribution Date, the Rights will be transferred only with Common Stock certificates. New Common Stock certificates issued after the Rights Distribution Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption, exchange, or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificate") will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

      The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on the earliest of (i) the close of business July 19, 2003; (ii) consummation of a merger transaction with a person or group who acquired Common Stock pursuant to a Permitted Offer, and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer; (iii) redemption by the Company as described below; or (iv) or exchange by the Company as described below.

      The Purchase Price payable, and the number of shares of Vencor Series A Preferred Stock or other securities issuable, upon exercise of the Rights will be subject to an adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Preferred Stock at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

      In the event that, after the first date of public announcement by the Company or an Acquiring Person that an

Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the Common Stock is exchanged or changed (other than a merger with a person or group who acquired Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Flip-over").

      In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Right will for a 60 day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Preferred Stock or another equity security with at least the same economic value as the Common Stock) having a market value of two times the exercise price of the Right, with Common Stock to the extent available being issued first (such right being called the "Flip-in").

      The holder of a Right will continue to have the Flip-over whether or not such holder exercises the Flip-in. Upon an Acquiring Person becoming such (other than pursuant to a Permitted Offer), any rights that are issued to or Beneficially Owned by such Acquiring Person or, under certain circumstances, transferees thereof, shall become null and void and thereafter may not be transferred to any person.

      With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

      At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors of the Company in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, following an event giving rise to, and the expiration of the exercise period for, the Flip-in, provided that redemption is prior to an event giving rise to the Flip-over, either (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving (other than as a holder of Common Stock being treated like all other such holders) an Acquiring Person or (ii) if and for as long as the Acquiring Person is not thereafter the Beneficial Owner of 15% of the shares of Common Stock and, at the time of redemption, no other persons are Acquiring Persons. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The Board of Directors of the Company may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Record Date. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding. Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights, and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder.

      Prior to a person becoming an Acquiring Person the Board of Directors of the Company may amend the Rights Agreement without approval of the holders of the Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement, to make any other provisions with respect to the Rights that the Company may deem necessary or desirable or to lower the threshold at which an Acquiring Person becomes such to not less than the greater of (i) .001% plus the percentage amount then Beneficially Owned by any person (other than the Company and certain of its Affiliates) and (ii) 10%. After the time a person becomes an Acquiring Person, the provisions of the Rights Agreement may only be amended by the Board of Directors to make changes that do not adversely affect the interests of holders of Rights.

      The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The Company shall not be required to issue fractions of a share of Preferred Stock.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. The Company shall not be required to issue fractions of Rights.

      The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company (other than with an Acquiring Person) because the Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable and exchangeable in connection with an approved merger in which all holders of the Common Stock are treated alike.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 1 to a Registration Statement on Form 8-A filed on July 21, 1993.

      As of August 11, 1995, the Rights Agreement was amended (the "First Amendment") and filed with the Securities and Exchange Commission as
Exhibit II to Form 8-A/A on August 11, 1995.  The First Amendment amended
Exhibit II of the Rights Agreement to correct and clarify any ambiguities contained in the Summary of Rights to Purchase Series A Participating Preferred Stock.

      The foregoing summary of certain terms of the Rights and the Rights Agreement, as amended, is qualified in its entirety by reference to the Rights Agreement and First Amendment. A copy of the Rights Agreement and the First Amendment is available free of charge from the Company by written request, Vencor, Incorporated, 3300 Capital Holding Center, 400 West Market Street, Louisville, Kentucky 40202, Attention: Corporate Secretary. This summary description of the Rights, the Rights Agreement and the First Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, which is incorporated in this summary description by reference.